UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐
Definitive Proxy Statement

☒
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

Simon Property Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 5, 2025
Dear Fellow Shareholders,
We are writing to provide you with additional information as you prepare to cast your votes at our 2025 Annual Meeting of Shareholders on May 14, 2025. This letter supplements our definitive proxy statement filed by Simon Property Group, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on April 1, 2025 (the “Proxy Statement”)1.
Institutional Shareholder Services (“ISS”), a proxy advisory firm which is currently majority owned by Deutsche Börse Group, is recommending that shareholders vote against (i) Proposal 2 in our Proxy Statement, which is the “Say-on-Pay Proposal”, (ii) certain members of the Governance and Nominating Committee (the “G&N Committee”) based on a capital structure that has been in existence since 1993 and (iii) Proposal 4 in our Proxy Statement, which is a proposal to redomesticate the Company to the state of its headquarters, Indiana. We note that another prominent proxy advisory service, Glass Lewis, has recommended voting for each of the foregoing matters.
Disappointingly, these misguided recommendations are not inconsistent with other recent, high-profile, controversial recommendations made by ISS, including recently recommending against certain proposals put forth by institutions such as Blackrock, Goldman Sachs and Bank of America, the motivations for which appear to be unrelated to promoting long-term shareholder value. On April 28, 2025, we reached out to ISS, requesting that they correct certain materially misleading statements and assertions contained in their report and, as of today, we have received no substantive response.
The Company has been a strong fiduciary for its stakeholders, producing a ~4,000% total return to shareholders since the 1993 IPO, which stands in direct contrast to ISS, whose ownership has changed multiple times since inception and which is failing its customers by engaging in inadequate or misguided analysis, promulgating arbitrary rules without explanation and the rote application of policies in furtherance of ISS’s “check-the-box”, one-size fits all, governance model.
We believe that the information in this letter, along with the Proxy Statement, will be helpful to you as you cast your vote and again encourage you to vote FOR all proposals, in accordance with recommendations of the Company’s Board of Directors (the “Board’).
Say-on-Pay
•
The Company’s Compensation & Human Capital Committee worked closely with consultants, outside advisors and management to create the Amended and Restated Other Platform Investment Incentive Program (the “A&R OPI Program”) based on substantial engagement with, and constructive feedback from, shareholders, which was adopted by the Board in November 2023.

•
At the 2024 Annual Meeting of Shareholders, response to the A&R OPI Program was resoundingly positive, with ISS recommending voting “For” Say-on-Pay, including the A&R OPI Program, and 94.3% shareholder support.

•
But now, ISS is recommending that shareholders vote “against” the Company’s Say-on-Pay Proposal because an OPI award made pursuant to the A&R OPI Program is too high.

•
In February 2024, the Company had a significant monetization event under the A&R OPI Program when it sold its remaining interest in ABG, resulting in cash proceeds of $1.5 billion. ISS fails to state that the size of the 2024 OPI awards is based upon the size of the gain to the Company from the monetization of the ABG investment. So, by stating that the compensation is too high, the report is implying that the gain to the Company from the ABG transaction was too high and ISS’s recommendation would have been to forgo such a successful transaction, which, objectively, is patently absurd and counter to the goal of driving shareholder value.

•
The A&R OPI Program was designed to reward and incentivize a limited pool of employees who work outside of the core business to create value without additional overhead. Highlights of the program include:

•
Performance-based: all awards contingent upon a transaction that results in the Company receiving net proceeds in excess of the Company’s net cash invested plus an 8% aggregate compound preferred return hurdle.

•
Limited magnitude: Award pool is limited to 9.9% of net proceeds received by the Company from a successful monetization event in excess of the hurdle.

•
Long-term vesting: the A&R OPI Program, which was previously recommended by ISS, provides for a three (3) year vesting schedule; in the case of the 2024 OPI awards, the Compensation Committee exercised additional discretion to extend such term to five (5) year vesting for NEO awards.

•
The ISS report introduces for the first time a 2.5x threshold for comparison to the median pay of an ISS identified peer group. The ISS recommendation to vote “For” the Company’s 2024 Say on Pay Proposal, which included the express terms of the A&R OPI Program, did not disclose a limitation on the absolute magnitude of the award granted, based on a formula or otherwise. No basis or rationale is provided as to why this threshold is relevant or appropriate, nor why this or other thresholds were not referenced in prior recommendation materials. Further, when analyzed properly, the 2024 aggregate CEO compensation, inclusive of the appropriate vesting portion of the 2024 OPI award, is less than 1.7x of the ISS CEO peer median compensation, rather than the misleading ratio contained in ISS’s report.

•
Glass Lewis appropriately acknowledges the context in its recommendation “FOR” – that there is “satisfactory alignment between pay and performance”. We agree with Glass Lewis and reiterate our Board’s recommendation that shareholders vote FOR Proposal 2.

Governance & Nominating Committee
•
We also disagree with ISS’s recommendations to vote against the independent directors who serve on the G&N Committee. This recommendation is based upon a multi-class voting structure, which is used by certain companies, including umbrella partnership REITs (“UPREIT”), like the Company, who were previously “grandfathered” by ISS but for which ISS arbitrarily elected to discontinue such grandfathering as of February 1, 2023. Since such discontinuance, ISS has failed to adequately communicate any logical basis for their decision to blindly apply this blanket policy and to forgo any meaningful analysis on capital structures, as Glass Lewis and other thoughtful, responsible institutional investors have done.

•
Interestingly, even the Council of Instititional Investors (“CII”) does not list the Company as maintaining a multi-class structure. We believe that CII was instrumental in influencing ISS to remove the long-standing grandfathered exemption.

•
The Class B common stock does not have the “super-majority” or special control rights found in traditional dual class structures. Instead, the holders of the Class B shares have the right to elect up to 4 directors to the Company’s Board, and currently only elects 3. Moreover, the directors elected by the Class B holders are prohibited from serving on the Company’s core standing committees – Audit, Compensation, and G&N.

•
ISS inaccurately asserts that the Company’s capital structure “denies public shareholders the ability to cast a vote for the chairman/CEO”. This is factually inaccurate and materially misleading. The Board is the body exclusively empowered to elect the Chairman, CEO and all other executive officers pursuant to the By-laws of the Company. ISS asserts an incorrect implication that the Class B shareholders have a right to elect individuals to those certain specified roles. As clearly disclosed in the Company’s Proxy Statement, the holders of the Class B shares are entitled to elect up to 4, non-independent members of the Board. The inclusion of this language, and the placement specifically in the discussion of Proposal 4, creates a false innuendo that the Company is a “controlled company”.

•
ISS also states that “SPG’s capital structure…denies non-family shareholders the ability to cast a vote on the chairman/CEO and therefore preserves the family’s control of management”. As noted above, the Board elects the officers and its own Chairman and Vice Chairman. This language is also factually inaccurate and is materially misleading.

•
The Class B structure does contain a time-based sunset mechanism, which, like every other time-based sunset structure, is event linked. In this case, it is linked to the time period of ownership of a specified level of equity in the Company by the Simon family, and upon the occurrence of such specified event, the sunset is objectively immediate.

•
The Company’s Class B structure dates back to its IPO more than 30 years ago, and the Simon Family Group has owned all of the 8,000 outstanding Class B shares since such time. The Company is a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, and, as is common among REITs, is structured as an UPREIT under which substantially all of its business is conducted through Simon Property Group, L.P. (the “Operating Partnership”), the Company’s majority-owned partnership subsidiary, for which the Company is the general partner. This structure has allowed property owners to contribute their properties to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership (“OP Units”) on a tax deferred basis and has helped facilitate numerous successful transactions since the IPO.

•
The Class B structure was implemented at the IPO and was agreed upon with the Simon Family Group and many other OP Unit holders who contributed their assets to the Operating Partnership over the years in reliance on this structure. OP Unit holders do not have an equivalent vote for directors alongside the holders of the Company’s common shares, despite representing approximately $8.5 billion of value based on the Company’s share price as of March 17, 2025, and instead rely on the Simon Family Group, through the election of the Class B directors, to represent their interests. Accordingly, the charter provides for a sunset of the Class B election rights in connection with a reduction of the Simon Family Group’s ownership.

•
Glass Lewis appropriately recognizes that the Company’s Class B structure is not a true dual class structure and does not negatively impact common shareholders. As Glass Lewis acknowledges, the Company’s charter provides additional shareholder safeguards beyond prohibiting the Class B directors from serving on the core standing committees – a majority of the Board is required to be independent, and any transaction involving the Company and in which the Simon Family Group has an interest requires the affirmative vote of a majority of the independent directors of the Board. Moreover, as the Class B directors constitute only a minority of the Board (3 out of 13 nominated directors), they are unable to approve or disapprove material corporate decisions without support from the broader Board. As such, the role of the Class B directors is as intended – to be a voice in the room.

•
When viewed in the proper context and applied to our structure, we believe that ISS’s position is an attempt to fix something that is not broken. The Company’s governance structure has been in place for over 30 years, has been consistently supported by shareholders, both before and after ISS’s arbitrary election to change their policy, and has served to properly govern the Company over that time period, and therefore we believe a withhold vote against valued members of the G&N Committee is unwarranted. We reiterate our recommendation that shareholders vote FOR each of the Board’s proposed nominees.

Redomestication
•
We also disagree with ISS’s recommendations to vote against Proposal 4 in our Proxy Statement, which is a proposal to redomesticate the Company to the state of its headquarters, Indiana. Glass Lewis, in a reasoned analysis, appropriately agrees with the recommendations of management and the Board.

•
ISS fails to appropriately acknowledge the extent of the potential cost savings that could be achieved with a redomestication in Indiana. They do not take into account (i) ongoing, future franchise tax obligations in Delaware of $250,000 each year, and (ii) litigation expense in Delaware based on historical activity and its case-law, litigation driven regime.

•
More than 70% of all REITS are not incorporated in the State of Delaware. Most REITs are incorporated in Maryland. While the Company could have joined many of its peers in Maryland, it values its deep, historical ties to the state of Indiana.

•
The Company, and its predecessors, have been headquartered in Indiana for over 60 years, a state where it has significant operations, large employee base, and familiarity with local government leaders. The incorporation in Delaware was a result of a merger in 1998, after incorporation in Maryland in 1993 in connection with the Company’s IPO, and the Board and management have evaluated the costs and benefits of incorporation in Delaware for many years. In connection with Proposal 4, the G&N Committee and Board undertook significant efforts to evaluate the issue, including multiple presentations from third-party advisors and substantial diligence.

•
Delaware’s legal framework and extensive case-law is susceptible to significant and costly influence by the plaintiff’s bar, whereas, Indiana law provides a more clear, statutory framework.

•
The Board concluded that overall Indiana, which, after the Company’s election to opt-out of mandatory staggered board and its control share acquisition statute, provided a better alignment of Board duties and shareholder interests and long-term value creation by the Company.

•
We reiterate our recommendation that shareholders vote FOR the redomestication described in Proposal 4.

We hope that this letter provides additional, helpful information and context to the matters to be voted on and illustrates the thoughtful attention paid to our shared interest in creating and enhancing long-term shareholder value and strongly urge you to vote FOR all proposals at the Annual Meeting.
Sincerely,

David Simon Chaiman of the Board Chief Executive Officer and President	Larry C. Glasscock Lead Independent Director

Glyn F. Aeppel Chair – Governance & Nominating Committee	Reuben S. Liebowitz Chair – Compensation & Human Capital Committee
May 5, 2025

1
Capitalized terms used herein but not otherwise defined have the meanings set forth in the Proxy Statement.